PROSPECTUS

                                 $4,600,000,000

                             [KELLOGG COMPANY LOGO]

                               EXCHANGE OFFER FOR

                      $1,000,000,000 5.50% NOTES DUE 2003
                      $1,000,000,000 6.00% NOTES DUE 2006
                      $1,500,000,000 6.60% NOTES DUE 2011
                    $1,100,000,000 7.45% DEBENTURES DUE 2031
--------------------------------------------------------------------------------
                        MATERIAL TERMS OF EXCHANGE OFFER

- The terms of the new securities to be issued in the exchange offer are substantially identical to the outstanding securities, except that the transfer restrictions and registration rights relating to the outstanding securities will not apply to the new securities.

- There is no existing public market for the outstanding securities or the new securities.

- Expires 5:00 p.m., New York City time, July 2, 2001, unless extended.
- The exchange of the outstanding securities will not be a taxable event for U.S. federal income tax purposes.

- The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the SEC.

- We will not receive any proceeds from the exchange offer.

--------------------------------------------------------------------------------

      FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  MAY 31, 2001

     EACH BROKER-DEALER THAT RECEIVES NEW SECURITIES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF SUCH NEW SECURITIES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH RESALES OF NEW SECURITIES RECEIVED IN EXCHANGE FOR OUTSTANDING SECURITIES WHERE SUCH OUTSTANDING SECURITIES WERE ACQUIRED BY SUCH BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED THAT, STARTING ON THE EXPIRATION DATE OF THE EXCHANGE OFFER AND ENDING ON THE CLOSE OF BUSINESS ON THE 180TH DAY AFTER THE EXPIRATION DATE OF THE EXCHANGE OFFER, WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE PROVIDED A BROKER-DEALER HAS NOTIFIED US EITHER IN THE LETTER OF TRANSMITTAL OR OTHERWISE WITHIN 20 DAYS AFTER CONSUMMATION OF THE EXCHANGE OFFER THAT IT HOLDS NEW SECURITIES AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES. SEE "PLAN OF DISTRIBUTION".

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.
                               ------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    6
Disclosure Regarding Forward-Looking Statements.............    7
Use of Proceeds.............................................    9
Ratios of Earnings to Fixed Charges.........................    9
The Exchange Offer..........................................   10
Selected Historical Financial Data..........................   19
Selected Unaudited Pro Forma Combined Financial
  Information...............................................   20
Description of the New Securities...........................   21
United States Federal Income Tax Consequences...............   32
Plan of Distribution........................................   36
Validity of the New Securities..............................   37
Experts.....................................................   37
Where You Can Find More Information.........................   37
Documents Incorporated by Reference.........................   37
General Information.........................................   38

                               ------------------

     References to "Kellogg," "we," "us" and "our" in this prospectus refer to Kellogg Company. References to Keebler refer to Keebler Foods Company, which became a subsidiary of Kellogg on March 26, 2001. References to "$" and "dollars" are to United States dollars.

                               ------------------

                                   TRADEMARKS

     Kellogg's(R), Keebler(R), Pop-Tarts(R), Eggo(R), Morningstar Farms(R), Nutri-Grain(R), Cheez-It(R), Carr's(R) and Famous Amos(R) are some of our trademarks. This prospectus also includes other trademarks of ours. All brand names or other trademarks appearing in this prospectus are the property of Kellogg Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial information appearing elsewhere in or incorporated by reference into this prospectus.

                                KELLOGG COMPANY

     Kellogg Company is the world's leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, meat alternatives, pie crusts, and ice cream cones. Kellogg products are manufactured in 19 countries and marketed in more than 160 countries around the world. Kellogg is managed in two major divisions -- the United States and International -- with International further delineated into Europe, Latin America, Canada, Australia, and Asia. Our products are manufactured primarily in company-owned facilities and are principally sold to the grocery trade through direct sales forces or food brokers for resale to consumers.

     Kellogg's brands are well recognized around the world. We market our products under well-known trademarks, including Kellogg's, Keebler, Pop-Tarts, Eggo, Nutri-Grain, Morningstar Farms, Cheez-It, Carr's and Famous Amos. Our trademarks also include the brand names of many popular ready-to-eat cereals, including Apple Jacks, Kellogg's Corn Flakes, Kellogg's Frosted Flakes, Froot Loops and Rice Krispies, as well as animated cartoon characters, such as Snap!Crackle!Pop!, Tony the Tiger, Dig 'Em and Toucan Sam.

     Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 USA and our telephone number is (616) 961-2000.

                         PURPOSE OF THE EXCHANGE OFFER

     On March 29, 2001, we sold, through a private placement exempt from the registration requirements of the Securities Act of 1933, $1,000,000,000 of our 5.50% Notes due 2003, $1,000,000,000 of our 6.00% Notes due 2006, $1,500,000,000
of our 6.60% Notes due 2011 and $1,100,000,000 of our 7.45% Debentures due 2031. We refer to these four series of outstanding notes and debentures as "outstanding securities" in this prospectus. We used the net proceeds from the sale of the outstanding securities to repay short-term indebtedness, including indebtedness incurred in connection with the Keebler acquisition.

     Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the outstanding securities. Under the registration rights agreement, we are required to use our reasonable best efforts to cause a registration statement for substantially identical notes and debentures, which will be issued in exchange for the outstanding securities, to become effective on or before September 25, 2001. We refer to the notes and debentures to be registered under this exchange offer registration statement as "new securities" in this prospectus. You may exchange your outstanding securities for new securities in this exchange offer. You should read the discussion under the headings " -- Summary of the Exchange Offer," "The Exchange Offer" and "Description of the New Securities" for further information regarding the new securities.

     We did not register the outstanding securities under the Securities Act or any state securities laws, nor do we intend to after the exchange offer. As a result, the outstanding securities may only be transferred in limited circumstances under the securities laws. If the holders of the outstanding securities do not exchange their notes and debentures in the exchange offer, they lose their right to have the outstanding securities registered under the Securities Act, subject to certain limitations. Anyone who still holds outstanding securities after the exchange offer may be unable to resell their outstanding securities.

     However, we believe that holders of the new securities may resell the new securities without complying with the registration and prospectus delivery provisions of the Securities Act, if they meet certain conditions. You should read the discussion under the headings "-- Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resales of the new securities.

                         SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of
  Outstanding Securities......   We sold the outstanding securities on March 29,
                                 2001 to Salomon Smith Barney Inc., Chase
                                 Securities Inc., Banc of America Securities
                                 LLC, Barclays Capital Inc., ABN AMRO
                                 Incorporated, Banc One Capital Markets, Inc.,
                                 BNP Paribas Securities Corp., Credit Lyonnais
                                 Securities (USA) Inc., Deutsche Banc Alex.
                                 Brown Inc., Mizuho International plc, Scotia
                                 Capital (USA) Inc. and Tokyo-Mitsubishi
                                 International plc. We collectively refer to these parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding securities to (1) qualified institutional buyers pursuant to Rule 144A under the Securities Act and (2) outside the United States in accordance with Regulation S under the Securities Act.

Registration Rights
  Agreement...................   Simultaneously with the initial sale of the
                                 outstanding securities, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete this exchange offer within 225 days of issuing the outstanding securities. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding securities.

The Exchange Offer............   We are offering to exchange the new securities,
                                 which have been registered under the Securities
                                 Act, for your outstanding securities. In order to be exchanged, an outstanding security must be properly tendered and accepted. All outstanding securities that are validly tendered and not validly withdrawn will be exchanged. We will issue new securities promptly after the expiration of the exchange offer.

Resales.......................   We believe that the new securities issued in
                                 the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                                 - the new securities are being acquired in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the new securities issued to you in the exchange offer; and

                                 - you are not an affiliate of ours.

                                 If any of these conditions are not satisfied and you transfer any new securities issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new securities from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

                                 Each broker-dealer that is issued new
                                 securities in the exchange offer for its own account in exchange for outstanding securities that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new securities. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new securities issued to it in the exchange offer. See "Plan of Distribution."

Record Date...................   We mailed this prospectus and the related
                                 exchange offer documents to registered holders of outstanding securities on May 31, 2001.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, July 2, 2001, unless we decide to extend the expiration date.

Conditions to the Exchange
  Offer.......................   The exchange offer is not subject to any
                                 condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the SEC.

Procedures for Tendering
  Outstanding Securities......   We issued the outstanding securities as global
                                 securities. When the outstanding securities were issued, we deposited the global securities representing the outstanding securities with
                                 BNY Midwest Trust Company, as book-entry depositary. BNY Midwest Trust Company issued a certificateless depositary interest in each global security we deposited with it, which together represent a 100% interest in the outstanding securities, to The Depositary Trust
                                 Company, known as DTC. Beneficial interests in the outstanding securities, which are held by direct or indirect participants in DTC through the certificateless depositary interests, are shown on records maintained in book-entry form by DTC.

                                 You may tender your outstanding securities through book-entry transfer in accordance with DTC's Automated Tender Offer Program, known as ATOP. To tender your outstanding securities by a means other than book-entry transfer, a letter of transmittal must be completed and signed according to the instructions contained in the letter of transmittal. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier. In addition, you must deliver the outstanding securities to the exchange agent or comply with the procedures for guaranteed delivery. See "The Exchange Offer--Procedures for Tendering Outstanding Securities" for more information.

                                 Do not send letters of transmittal and
                                 certificates representing outstanding
                                 securities to us. Send these documents only to the exchange agent. See "The Exchange Offer--Exchange Agent" for more information.

Special Procedures for
  Beneficial Owners...........   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding securities that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interests or outstanding securities in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding securities are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights.............   You may withdraw the tender of your outstanding
                                 securities at any time prior to 5:00 p.m., New
                                 York City time on July 2, 2001.

Federal Income Tax
  Considerations..............   The exchange of outstanding securities will not
                                 be a taxable event for United States federal income tax purposes.

Use of Proceeds...............   We will not receive any proceeds from the
                                 issuance of new securities pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent................   BNY Midwest Trust Company is serving as the
                                 principal exchange agent in connection with the exchange offer. Kredietbank S.A.
                                 Luxembourgeoise S.A. is serving as Luxembourg exchange agent in connection with the exchange offer.

                     SUMMARY OF TERMS OF THE NEW SECURITIES

     The form and terms of the new securities are the same as the form and terms of the outstanding securities, except that the new securities will be registered under the Securities Act. As a result, the new securities will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding securities. The new securities represent the same debt as the outstanding securities. Both the outstanding securities and the new securities are governed by the same indenture. We use the term securities in this prospectus to collectively refer to the outstanding securities and the new securities.

Issuer........................   Kellogg Company

Securities....................   $1,000,000,000 principal amount of 5.50% Notes
                                 due 2003
                                 $1,000,000,000 principal amount of 6.00% Notes due 2006
                                 $1,500,000,000 principal amount of 6.60% Notes due 2011
                                 $1,100,000,000 principal amount of 7.45%
                                 Debentures due 2031

Interest......................   Interest will accrue on the securities from
                                 March 29, 2001 and will be payable on April 1 and October 1 of each year, beginning October
                                 1, 2001.

Ranking.......................   The securities are our senior unsecured
                                 obligations and rank equally with all of our other unsecured and unsubordinated indebtedness. The securities are effectively subordinated to all liabilities of our subsidiaries, including trade payables.

Optional Redemption...........   The notes due 2006, the notes due 2011 and the
                                 debentures are redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the securities being redeemed, discounted to the redemption date on a semiannual basis
                                 (assuming a 360-day year consisting of twelve
                                 30-day months) at the Treasury Yield (as defined below) plus 25 basis points in the case of the notes due 2006, 30 basis points in the case of the notes due 2011 and 35 basis points in the case of the debentures, plus in each case accrued interest to the redemption date.

Use of Proceeds...............   We will not receive any cash proceeds in the
                                 exchange offer.

Absence of a Public Market for
  the New Securities..........   There is no existing public market for the
                                 outstanding securities or the new securities.
                                 The initial purchasers of the outstanding securities have advised us that they currently intend to make a market in the new securities following the exchange offer, but they are not obligated to do so, and any market-making may be stopped at any time without notice. We do not know if an active public market for the new securities will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the new securities may be adversely affected. We cannot make any assurances regarding the liquidity of the market for such new securities, the ability of holders to sell their new securities or the price at which holders may sell their new securities.

                                  RISK FACTORS

     You should carefully consider the following factors and the other information contained in, or incorporated by reference into, this prospectus.

RISKS RELATING TO THE EXCHANGE OFFER

BECAUSE THERE IS NO PUBLIC MARKET FOR THE NEW SECURITIES, YOU MAY NOT BE ABLE TO SELL YOUR NEW SECURITIES.

     The new securities will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

     - the liquidity of any trading market that may develop;

     - the ability of holders to sell their new securities; or

     - the price at which the holders would be able to sell their new securities.

If a trading market were to develop, the new securities might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

     We understand that the initial purchasers presently intend to make a market in the new securities. However, they are not obligated to do so, and any market-making activity with respect to the new securities may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the new securities or that any trading market that does develop will be liquid.

     In addition, any outstanding security holder who tenders in the exchange offer for the purpose of participating in a distribution of the new securities may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

YOUR OUTSTANDING SECURITIES WILL NOT BE ACCEPTED FOR EXCHANGE IF YOU FAIL TO FOLLOW THE EXCHANGE OFFER PROCEDURES.

     We will issue new securities pursuant to this exchange offer only after a timely receipt of your outstanding securities, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding securities, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding securities, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your outstanding securities for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding securities for exchange. If there are defects or irregularities with respect to your tender of outstanding securities, we will not accept your outstanding securities for exchange.

IF YOU DO NOT EXCHANGE YOUR OUTSTANDING SECURITIES, YOUR OUTSTANDING SECURITIES WILL CONTINUE TO BE SUBJECT TO THE EXISTING TRANSFER RESTRICTIONS AND YOU MAY BE UNABLE TO SELL YOUR OUTSTANDING SECURITIES.

     We did not register the outstanding securities, nor do we intend to do so following the exchange offer. Outstanding securities that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding securities, you will lose your right to have your outstanding securities registered under the federal securities laws. As a result, if you hold outstanding securities after the exchange offer, you may be unable to sell your outstanding securities.

RISKS RELATING TO OUR BUSINESS

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS WHICH COULD IMPACT OUR ABILITY TO MAKE PAYMENTS ON THE SECURITIES.

     We have indebtedness that is substantial in relation to our stockholders' equity. As of March 31, 2001, we had total debt of $6.82 billion and stockholders' equity of $781.7 million, and the indenture under which we issued the securities will not prevent us from incurring additional unsecured indebtedness in the future. On a pro forma basis, our fixed charge coverage ratio would have been 2.7 to 1.0 for the year ended December 31, 2000 and 1.9 to
1.0 for the three months ended March 31, 2001. Our consolidated indebtedness may have the effect, generally, of restricting our flexibility in responding to changing market conditions and could make us more vulnerable in the event of a general downturn in economic conditions or our business.

     Our substantial indebtedness could have important consequences to the holders of the securities, including:

     - our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

     - a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, marketing spending and expansion of our product offerings; and

     - we may be more leveraged than some of our competitors, which may place us at a competitive disadvantage.

Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

OUR ABILITY TO SUCCESSFULLY INTEGRATE KEEBLER'S OPERATIONS AND TO IMPLEMENT OUR NEW BUSINESS STRATEGY COULD IMPACT OUR ABILITY TO MAKE PAYMENTS ON THE SECURITIES.

     While we believe that the Keebler acquisition will provide us with significant opportunities to achieve synergies, there can be no assurance that these benefits will be realized or that we will not face difficulty in integrating Keebler. Acquisitions involve a number of special risks, including the risk that acquired businesses will not achieve the results we expect, the risk that we may not be able to retain key personnel of the acquired businesses, unanticipated events or liabilities, and the potential disruption of our business.

     If we are unable to successfully integrate Keebler, we may not realize anticipated cost savings and revenue growth, which may negatively impact our profitability. The occurrence of any of the events referred to in the risks described above or other unforeseen developments in connection with the acquisition and integration of Keebler could materially and adversely affect our results of operations.

     In addition, in connection with the Keebler acquisition, we intend to pursue a new business strategy of allocating resources to our highest return markets and increasing our focus on sales and profit, rather than volume growth. No assurance can be given that we will be successful in implementing this strategy or that this strategy will result in improved cash flow as anticipated. If we are unable to increase our cash flow, we could face difficulty in making payments on the securities.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" discussing, among other things, our strategy and plans for 2001; integration activities, costs and synergies related to the Keebler acquisition; cash outlays and savings related to restructuring actions; the impact of accounting changes; our ability to meet interest and debt repayment obligations; the effect of the Keebler acquisition on factors that effect the 2001 effective income tax rate; amortization expense; cash flow; property addition expenditures; reserve utilization; and interest expense. Forward-looking statements include predictions of future results and may contain the words "expects," "believes," "will," "will deliver," "anticipates," "projects," or words or phrases of similar meaning. In addition, our future results could be affected by a variety of other factors, including:

     - competitive conditions in our markets;

     - marketing spending levels and pricing actions of competitors;

     - the impact of competitive conditions, marketing spending and/or incremental pricing actions on actual volumes and product mix;

     - effectiveness of advertising and marketing spending or programs;

     - the success of new product introductions;

     - the availability of and interest rates on short-term financing;

     - the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses and other general and administrative costs;

     - commodity price and labor cost fluctuations;

     - changes in consumer preferences;

     - changes in U.S. or foreign regulations affecting the food industry;

     - expenditures necessary to carry out streamlining initiatives and savings derived from these initiatives; and

     - foreign economic conditions, including currency rate fluctuations.

     These and the other factors discussed under "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference in this prospectus are not necessarily all of the important factors that could cause our results to differ materially from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they were made and we undertake no obligation to update them.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the new securities. In consideration for issuing the new securities contemplated in this prospectus, we will receive outstanding securities in like principal amount, the form and terms of which are the same as the form and terms of the new securities, except as otherwise described in this prospectus. The outstanding securities surrendered in exchange for new securities will be retired and canceled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expenses of the exchange offer.

     The net proceeds from the sale of the outstanding securities, after deducting estimated expenses and the initial purchasers' discount, were approximately $4.57 billion. We used the net proceeds to repay short-term indebtedness, including indebtedness incurred in connection with the Keebler acquisition.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the unaudited consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 2000 and for the three month period ended March 31, 2001. The pro forma ratios of earnings to fixed charges for the year ended December 31, 2000 and for the three months ended March 31, 2001 were prepared on the same basis as the selected unaudited pro forma combined financial statements contained elsewhere in this prospectus.

                                      THREE MONTHS ENDED
                                           MARCH 31,                      YEAR ENDED DECEMBER 31,
                                      -------------------    --------------------------------------------------
                                      PRO FORMA              PRO FORMA
                                        2001        2001       2000       2000    1999    1998    1997    1996
                                      ---------    ------    ---------    ----    ----    ----    ----    -----
Ratio of earnings to fixed
  charges.........................       1.9x        4.7x      2.7x       6.6x    4.9x    6.6x    7.9x    11.0x

     For purposes of the ratios of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, which includes debt issuance costs, and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest. A statement setting forth the computation of the ratio of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this prospectus is a part.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     Simultaneously with the sale of the outstanding securities, we entered into a registration rights agreement with Salomon Smith Barney Inc., Chase Securities Inc., Banc of America Securities LLC and the other initial purchasers of the outstanding securities. Under this registration rights agreement, we agreed to file a registration statement regarding the exchange of the outstanding securities for registered notes and debentures with terms identical in all material respects. We also agreed to use our reasonable best efforts to cause that registration statement to become effective with the SEC within 180 days of the issuance of the outstanding securities. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     We are conducting the exchange offer to satisfy our contractual obligations under the registration rights agreement. The form and terms of the new securities are the same as the form and terms of the outstanding securities, except that the registered securities will be registered under the Securities Act, and holders of the new securities will not be entitled to the payment of any additional amounts pursuant to the terms of the registration rights agreement, as described below.

     The registration rights agreements provides that, promptly after the registration statement has been declared effective, we will offer to holders of outstanding securities the opportunity to exchange their outstanding securities for new securities having a principal amount, interest rate, maturity date and other terms substantially identical to the principal amount, interest rate, maturity date and other terms of their outstanding securities. We will keep the exchange offer open for at least 20 business days (or longer if we are required to by applicable law) after the date notice of the exchange offer is mailed to the holders of outstanding securities and use our reasonable best efforts to complete the exchange offer no later than 45 days after the effective date of the registration statement. The new securities will be accepted for clearance through The Depository Trust Company ("DTC"), Clearstream, Luxembourg and the Euroclear System with a new CUSIP and ISIN number and common code. All of the documentation prepared in connection with the exchange offer will be made available at the offices of Kredietbank S.A. Luxembourgeoise, S.A., our Luxembourg paying agent. All notices in connection with the exchange offer will be made available in Luxembourg as described under "Description of the New Securities -- Notices."

     Based on existing interpretations of the Securities Act by the staff of the SEC, we believe that the holders of the new securities (other than holders who are broker-dealers) may freely offer, sell and transfer the new securities. However, holders of outstanding securities who are affiliates of Kellogg, who intend to participate in the exchange offer for the purpose of distributing the new securities, or who are broker-dealers who purchased the outstanding securities from us for resale, may not freely offer, sell or transfer the outstanding securities, may not participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of outstanding securities.

     Each holder of outstanding securities who is eligible to and wishes to participate in the exchange offer will be required to represent that it is not an affiliate of Kellogg, that it is not a broker-dealer tendering securities directly acquired from us for its own account and that it acquired the outstanding securities and will acquire the new securities in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the new securities. In addition, any broker-dealer who acquired the outstanding securities for its own account as a result of market-making or other trading activities must deliver a prospectus (which may be the prospectus contained in the registration statement if the broker-dealer is not reselling an unsold allotment of outstanding securities) meeting the requirements of the Securities Act in connection with any resales of the new securities. We will agree to allow such broker-dealers and the initial purchasers, if subject to similar prospectus delivery requirements, to use the prospectus contained in the registration statement or a similar prospectus in connection with the resale of new securities for a period of 180 days from the issuance of the new securities, provided that the broker-dealer has notified us either in the letter of transmittal or otherwise within 20 days after consummation of the exchange offer that it holds new securities as a result of market-making or other trading activities.

     We will promptly notify you if we are not permitted to conduct the exchange offer because of a change in SEC rules, the exchange offer is not completed within 225 days of the issuance of the securities or the new securities issued in the exchange offer are not freely tradeable (other than because the holder is an affiliate of Kellogg or is a person that must deliver a prospectus in connection with the resale). In any of these cases, we will file a shelf registration covering resales of the affected securities on or prior to the later of the 225th day after the issuance of the securities or the 30th day after such filing obligation arises, use our reasonable best efforts to cause the shelf registration statement to be declared effective on or prior to the 90th day after such filing obligation arises and use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years from issuance of the securities (or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, the shorter period) or the time when all of the securities have been sold thereunder.

     In the event that a shelf registration statement is filed, we will provide to each affected holder copies of the prospectus that is a part of the shelf registration statement, notify each affected holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the securities. A holder that sells securities pursuant to the shelf registration statement will be required to be named as a selling security holder in the prospectus and to deliver a prospectus to purchasers. A selling holder will also be subject to certain of the civil liability provisions under the Securities Act in connection with sales and will be bound by the provisions of the registration rights agreement that are applicable to it, including certain indemnification rights and obligations.

     If we are permitted under SEC rules to conduct the exchange offer and the exchange offer registration statement is not declared effective on or prior to the 180th day following our issuance of these securities or the exchange offer is not consummated on or prior to the 225th day following our issuance of the securities or the shelf registration statement is not declared effective on or prior to the required dates (any of such dates being referred to as a "registration default"), additional amounts will accrue on the affected securities from and including the day immediately following the date of such registration default until it is cured, in each case at a rate equal to 0.25% per year. However, the aggregate additional amounts payable will in no event be more than 0.25% per year. Upon the filing of the registration statement, the effectiveness of the exchange offer registration statement, the consummation of the exchange offer or the effectiveness of the shelf registration statement, as the case may be, the additional amounts will cease to accrue from the date of filing, effectiveness or consummation, as the case may be.

     If a registration statement is declared effective and we fail to keep it continuously effective or useable for resales for the period required by the registration rights agreement and the failure continues for more than 60 days (whether or not consecutive) in any 12-month period, then from the 61st day until the earlier of the date that the registration statement is again deemed effective or is useable, the date that is the second anniversary of our issuance of these securities (or, if Rule 144(k) under the Securities Act is amended to provide a shorter restrictive period, the shorter period) or the date as of which all of the applicable securities are sold pursuant to the shelf registration statement, additional amounts will accrue at a rate equal to 0.25% per year.

     Any additional amounts will be payable in cash on April 1 and October 1 of each year to the holders of record on the preceding March 15 and September 15, respectively.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding securities validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new securities in exchange for each $1,000 principal amount of outstanding securities accepted in the exchange offer. Holders may tender some or all of their outstanding securities pursuant to the exchange offer. However, outstanding securities may be tendered only in integral multiples of $1,000.

     The form and terms of the new securities are the same as the form and terms of the outstanding securities except that:

          (1) the new securities bear a Series B designation and a different CUSIP Number from the outstanding securities;

          (2) the new securities have been registered under the Securities Act and will therefore not bear legends restricting their transfer; and

          (3) the holders of the new securities will be deemed to have agreed to be bound by the provisions of the registration rights agreement and each security will bear a legend to that effect.

The new securities will evidence the same debt as the outstanding securities and will be entitled to the benefits of the indenture.

     As of the date of this prospectus, $4,600,000,000 aggregate principal amount of the outstanding securities were outstanding. We have fixed the close of business on May 31, 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

     Holders of outstanding securities do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

     We will be deemed to have accepted validly tendered outstanding securities when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new securities from us.

     If any tendered outstanding securities are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding securities will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

     Holders who tender outstanding securities in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding securities pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "expiration date" will mean 5:00 p.m., New York City time, on July 2, 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion, (1) to delay accepting any outstanding securities, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

INTEREST ON THE NEW SECURITIES

     The new securities will bear interest from their date of issuance. Holders of outstanding securities that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the new securities. Such interest will be paid with the first interest payment on the new securities on October 1, 2001. Interest on the outstanding securities accepted for exchange will cease to accrue upon issuance of the new securities.

     Interest on the new securities is payable semi-annually on each April 1 and October 1, commencing on October 1, 2001.

PROCEDURES FOR TENDERING

     Only a holder of outstanding securities may tender outstanding securities in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding securities and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding securities, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding securities shall be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding securities that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

     By executing the letter of transmittal, each holder will make to us the representations set forth above in the fifth paragraph under the heading "--Purpose of the Exchange Offer."

     The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

     THE METHOD OF DELIVERY OF OUTSTANDING SECURITIES AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING SECURITIES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose outstanding securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (the "Medallion

System") unless the outstanding securities tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

     If the letter of transmittal is signed by a person other than the registered holder of any outstanding securities listed in this prospectus, the outstanding securities must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding securities with the signature thereon guaranteed by a member firm of the Medallion System.

     If the letter of transmittal or any outstanding securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding securities at DTC for the purpose of facilitating the exchange offer, and subject to the establishment of this account, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding securities by causing DTC to transfer the outstanding securities into the exchange agent's account with respect to the outstanding securities in accordance with DTC's procedures for the transfer. Although delivery of the outstanding securities may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding securities and withdrawal of tendered outstanding securities will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding securities not properly tendered or any outstanding securities our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding securities. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding securities must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding securities, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding securities will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding securities received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their outstanding securities and (1) whose outstanding securities are not immediately available, (2) who cannot deliver their outstanding securities, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

          (A) the tender is made through a member firm of the Medallion System;

          (B) prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding securities and the principal amount of outstanding securities tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding securities or a confirmation of book-entry transfer of the outstanding securities into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

          (C) the properly completed and executed letter of transmittal or facsimile of the letter of transmittal, as well as the certificate(s) representing all tendered outstanding securities in proper form for transfer or a confirmation of book-entry transfer of the outstanding securities into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding securities according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of outstanding securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of outstanding securities in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

          (1) specify the name of the person having deposited the outstanding securities to be withdrawn;

          (2) identify the outstanding securities to be withdrawn, including the certificate number(s) and principal amount of the outstanding securities, or, in the case of outstanding securities transferred by book-entry transfer, the name and number of the account at DTC to be credited;

          (3) be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding securities register the transfer of the outstanding securities into the name of the person withdrawing the tender; and

          (4) specify the name in which any outstanding securities are to be registered, if different from that of the person depositing the outstanding securities to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, and our determination will be final and binding on all parties. Any outstanding securities so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new securities will be issued with respect to withdrawn securities unless the outstanding securities so withdrawn are validly retendered. Any outstanding securities which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding securities may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue new securities for, any outstanding securities, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding securities, if:

          (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

          (2) any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

          (3) any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

     If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding securities and return all tendered outstanding securities to the tendering holders, (2) extend the exchange offer and retain all outstanding securities tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding securities (see "-- Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding securities that have not been withdrawn.

EXCHANGE AGENT

     BNY Midwest Trust Company has been appointed as principal exchange agent for the exchange offer. Kredietbank S.A. Luxembourgeoise, S.A. has been appointed as the Luxembourg exchange agent for the exchange offer. Requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery should be directed to the principal exchange agent or Luxembourg exchange agent addressed as follows:

                           BNY MIDWEST TRUST COMPANY
                            C/O THE BANK OF NEW YORK

        By Facsimile:                      By Hand:                By Overnight Courier or
                                                                  Registered/Certified Mail:
     The Bank of New York            The Bank of New York
        (212) 815-6339                101 Barclay Street             The Bank of New York
      Confirm Receipt of           New York, New York 10286           101 Barclay Street
   Facsimile by Telephone:         Corporate Trust Services        New York, New York 10286
        (212) 815-3750               Window, Ground Level       Attn: Reorganization Unit - 7E
                                Attn: Reorganization Unit - 7E

                          For Information Telephone: (212) 815-5920

                       KREDIETBANK S.A. LUXEMBOURGEOISE, S.A.

Kredietbank S.A. Luxembourgeoise, S.A.     Facsimile Transmission:
43, Boulevard Royal L-2955
Attn: Corporate Trust & Agencies           (352) 47 97 73 951
Luxembourg R.C. Luxembourg B 6395

                    For Information Telephone: (352) 74 97 39 33

DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

     We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The new securities will be recorded at the same carrying value as the outstanding securities, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the new securities.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The outstanding securities that are not exchanged for new securities pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding securities may be resold only:

          (1) to us upon redemption thereof or otherwise;

          (2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

          (3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

          (4) pursuant to an effective registration statement under the Securities Act,

     in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW SECURITIES

     With respect to resales of new securities, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives new securities, whether or not the person is the holder (other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act) in exchange for outstanding securities in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the new securities, will be allowed to resell the new securities to the public without further registration under the Securities Act and without delivering to the purchasers of the new securities a prospectus that satisfies the requirements of
Section 10 of the Securities Act. However, if any holder acquires new securities in the exchange offer for the purpose of distributing or participating in a distribution of the new securities, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives new securities for its own account in exchange for outstanding securities, where the outstanding securities were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new securities.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data set forth below as of December 31, 2000, 1999, 1998, 1997 and 1996 and for each of the years in the five-year period ended December 31, 2000 have been derived from the audited financial statements of Kellogg. The summary historical financial data as of and for the three month periods ended March 31, 2001 and March 31, 2000 are unaudited. In the opinion of management, the unaudited historical financial data below were prepared on the same basis as the audited historical financial data and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this information. The following summary data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference into this prospectus.

                             THREE MONTHS ENDED
                                  MARCH 31,                          YEAR ENDED DECEMBER 31,
                            ---------------------    --------------------------------------------------------
                             2001(3)       2000        2000        1999        1998        1997        1996
                            ---------    --------    --------    --------    --------    --------    --------
                                                          (DOLLARS IN MILLIONS)
STATEMENT OF EARNINGS
  DATA:
Net sales.................  $ 1,707.3    $1,751.9    $6,954.7    $6,984.2    $6,762.1    $6,830.1    $6,676.6
Operating profit..........      207.2       285.2       989.8       828.8       895.1     1,009.1       958.9
Earnings before income
  taxes, extraordinary
  loss and cumulative
  effect of accounting
  change..................      168.4       252.6       867.7       536.7       782.5       904.5       859.9
Earnings before
  extraordinary loss and
  cumulative effect of
  accounting change.......       92.5       161.7       587.7       338.3       502.6       564.0       531.0
Net earnings..............       84.1       161.7       587.7       338.3       502.6       546.0       531.0
BALANCE SHEET DATA:
Cash and cash
  equivalents.............  $   346.0    $  148.3    $  204.4    $  150.6    $  136.4    $  173.2    $  243.8
Current assets............    2,196.2     1,612.8     1,606.8     1,569.2     1,496.5     1,467.7     1,528.6
Total assets..............   10,767.8     4,974.1     4,896.3     4,808.7     5,051.5     4,877.6     5,050.0
Current liabilities.......                            2,492.6     1,587.8     1,718.5     1,657.3     2,199.0
Long-term debt, excluding
  current portion.........    5,416.6     1,212.3       709.2     1,612.8     1,614.5     1,415.4       726.7
Total shareholders'
  equity..................      781.7       855.7       897.5       813.2       889.8       997.5     1,282.4
OTHER DATA:
EBITDA(1).................  $   327.9    $  353.3    $1,382.3    $1,356.6    $1,250.6    $1,466.2    $1,313.1
Capital expenditures......       27.4        70.1       230.9       266.2       373.9       312.4       307.3
Total debt to market
  capitalization(2).......         62%         20%         20%         17%         16%         10%         14%

---------------
(1) EBITDA is defined as net income before interest expense, income taxes, depreciation, amortization, and restructuring, impairment, and disposition-related charges. EBITDA is presented because it is commonly used by certain investors and analysts to analyze a company's ability to service debt. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity.

(2) Total debt to market capitalization was calculated by dividing year-end total debt by total market capitalization. Total market capitalization was calculated by multiplying our period-end stock price by the number of shares outstanding at period end.

(3) On March 26, 2001, the Company completed its acquisition of Keebler Foods Company, in a transaction entered into with Keebler and with Flowers Industries, Inc., the majority shareholder of Keebler. The acquisition was accounted for under the purchase method and was financed through a combination of short-term and long-term debt. The assets and liabilities of the acquired business are included in the consolidated balance sheet as of March 31, 2001. The Company's first quarter 2001 results do not include any earnings from Keebler operations.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information gives effect to (1) our acquisition of Keebler on March 26, 2001 and (2) the offering of the outstanding securities and application of the proceeds of that offering, which were used to repay short-term indebtedness, including the indebtedness incurred in connection with the Keebler acquisition. To implement the Keebler acquisition, we acquired all of the outstanding stock of Keebler's controlling stockholder, Flowers Industries, Inc., in a merger. Prior to our acquisition of Flowers, Flowers transferred all of its assets, other than its Keebler stock, and certain of its liabilities to a wholly owned subsidiary, and then distributed all of the stock of this subsidiary to its stockholders in a spin-off. Keebler then merged with a wholly owned subsidiary of Kellogg. As part of this merger, all of the outstanding stock of Keebler, other than the stock owned by Flowers, converted into the right to receive the cash merger consideration. As a result of these transactions, Kellogg owns 100% of the outstanding stock of Keebler.

     The pro forma combined income statements combine the companies' respective income statements as if the combination had occurred at the beginning of the earliest period presented. The pro forma combined income statements are not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the earliest period presented and should not be construed as representative of future operations. You should read the selected unaudited pro forma combined financial information in conjunction with the historical consolidated financial statements, including the related notes, and the "Unaudited Pro Forma Combined Financial Statements," including the related notes, which are incorporated by reference into this prospectus.

                                                             THREE MONTHS ENDED      YEAR ENDED
                                                               MARCH 31, 2001     DECEMBER 31, 2000
                                                             ------------------   -----------------
                                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales..................................................       $2,354.1            $9,650.0
Cost of goods sold.........................................        1,129.0             4,545.2
Selling, general and administrative expense................          963.4             3,798.8
Restructuring charges......................................           48.3                85.5
                                                                  --------            --------
  Operating profit.........................................          213.4             1,220.5
Interest expense...........................................          111.0               439.8
Other income (expense), net................................            5.2                20.4
                                                                  --------            --------
Earnings before taxes, extraordinary loss and cumulative
  effect of accounting change..............................          107.6               801.1
Income taxes...............................................           57.7               274.5
                                                                  --------            --------
Earnings before extraordinary loss and cumulative effect of
  accounting change........................................           49.9               526.6
Extraordinary loss, net of tax.............................           (7.4)
Cumulative effect of accounting change, net of tax.........           (1.0)
                                                                  --------            --------
  Net earnings.............................................       $   41.5            $  526.6
                                                                  ========            ========
Net earnings per share (basic and diluted):
Net earnings per share before extraordinary loss and
  cumulative effect of accounting change...................       $   0.12            $   1.30
Extraordinary loss, net of tax.............................          (0.02)
Cumulative effect of accounting change, net of tax.........
                                                                  --------            --------
Net earnings per share.....................................       $   0.10            $   1.30
                                                                  ========            ========
Average shares outstanding.................................          405.7               405.6

                       DESCRIPTION OF THE NEW SECURITIES

     The outstanding securities were, and the new securities will be, issued under an indenture, dated as of March 15, 2001, between Kellogg and BNY Midwest Trust Company, as trustee, as supplemented by supplemental indenture No. 1, dated March 29, 2001 (which is referred to collectively as the "indenture").

     The following discussion summarizes selected provisions of the indenture under which the outstanding securities were, and the new securities will be, issued. Because this is only a summary, it is not complete and does not describe every aspect of the securities and the indenture. Whenever there is a reference to particular sections or defined terms of the indenture, the sections or defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference. There are references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms are terms that are defined in the indenture.

     A copy of the indenture can be obtained by following the instructions under the heading "Where You Can Find More Information" and "Documents Incorporated by Reference." You should read the indenture for provisions that may be important to you but which are not included in this summary.

GENERAL TERMS OF THE SECURITIES

     The new securities will have the following terms:

                                                 PRINCIPAL       INTEREST
                                                   AMOUNT          RATE      MATURITY DATE
                                               --------------    --------    -------------
Notes due 2003...............................  $1,000,000,000     5.50%      April 1, 2003
Notes due 2006...............................  $1,000,000,000     6.00%      April 1, 2006
Notes due 2011...............................  $1,500,000,000     6.60%      April 1, 2011
Debentures due 2031..........................  $1,100,000,000     7.45%      April 1, 2031

     The new securities will mature at 100% of their principal amount.

     The new securities will be our unsecured and unsubordinated obligations and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. The new securities will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. As of the date of this prospectus, no notes, debentures or other evidences of indebtedness are outstanding under the indenture other than the outstanding securities.

     We may from time to time, without giving notice to or seeking the consent of the holders of the securities, issue notes or debentures having the same ranking and the same interest rate, maturity and other terms as any series of the new securities. Any additional securities having such similar terms, together with the applicable notes or debentures, will constitute a single series of securities under the indenture. Any outstanding securities of any series that remain outstanding after the completion of the exchange offer, together with any new securities issued in exchange for outstanding securities of the same series, will be treated as a single series of securities under the indenture.

     The new securities will bear interest at the annual interest rate shown above from March 29, 2001, payable semiannually on April 1 and October 1 of each year, commencing October 1, 2001, to the persons in whose names the new securities were registered at the close of business on the next preceding March 15 and September 15, respectively. Interest on the new securities will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal and interest will be payable, and the new securities will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. So long as the securities of any series are listed on the Luxembourg Stock Exchange, principal and interest on the new securities of that series will be payable, and the new securities of that series will be transferable or exchangeable, at the office of the Luxembourg paying and transfer agent. Payment of interest on the new securities may be made at our option by check mailed to the registered holders.

     Any payment otherwise required to be made in respect of new securities on a date that is not a business day for the new securities may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     The new securities will be issued only in fully registered form without coupons in denominations of $1,000 or any whole multiple of $1,000. No service charge will be made for any transfer or exchange of the new securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.8) The new securities will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under "-- Book-Entry; Delivery and Form" below, the new securities will not be issuable in certificated form.

     We will initially appoint the trustee at its corporate trust office as a paying agent, transfer agent and registrar for the new securities. We have also appointed Kredietbank S.A. Luxembourgeoise, S.A., to serve as a paying agent and transfer agent in Luxembourg. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the new securities and registration of transfers of the new securities. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that, so long as the new securities are listed on the Luxembourg Stock Exchange, there shall at all times be a paying agent and a transfer agent in Luxembourg. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

OPTIONAL REDEMPTION

     The notes due 2006, the notes due 2011 and the debentures may be redeemed, in whole or in part, at our option at any time or from time to time. The redemption price for the new securities to be redeemed on any redemption date will be equal to the greater of the following amounts:

     - 100% of the principal amount of the new securities being redeemed on the redemption date; or

     - the sum of the present values of the remaining scheduled payments of principal and interest on the new securities being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus 25 basis points for the notes due 2006, 30 basis points for the notes due 2011 or 35 basis points for the debentures;

plus, in each case, accrued and unpaid interest on the new securities to the redemption date. Notwithstanding the foregoing, installments of interest on new securities that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the new securities and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the new securities to be redeemed. (Section 12.2) Once notice of redemption is mailed, the new securities called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the new securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new securities.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

     "Reference Treasury Dealer" means (A) Salomon Smith Barney Inc., Chase Securities Inc. or Banc of America Securities LLC (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

     "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

     On and after the redemption date, interest will cease to accrue on the new securities or any portion of the new securities called for redemption (unless we default in the payment of the redemption price and accrued interest). (Section 12.3) On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the new securities to be redeemed on that date. (Section 12.2) If less than all of the securities of any series are to be redeemed, the securities to be redeemed shall be selected by lot by DTC, in the case of new securities represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of new securities that are not represented by a global security. (Section 12.2) The new securities will not be entitled to the benefit of any mandatory redemption or sinking fund.

BOOK-ENTRY; DELIVERY AND FORM

THE GLOBAL SECURITIES

     The outstanding securities are, and the new securities will be, issued in the form of one or more global certificates, known as "global securities." The global securities will be deposited on the date of the acceptance for exchange of the outstanding securities and the issuance of the new securities with, or behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee.

     New securities that are issued as described below under "Issuance of Certificated Securities" will be issued in the form of registered definitive certificates, known as "certificated securities." Upon the transfer of certificated securities, such certificated securities may, unless the global securities have previously been exchanged for certificated securities, be exchanged for an interest in the global securities representing the principal amount of new securities being transferred.

     Persons holding interests in the global securities may hold their interests directly through DTC, or indirectly through organizations which are participants in DTC.

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we, the trustee, nor any paying agent or registrar takes any responsibility for these operations or procedures, and holders of securities are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System,
(4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended and (5) a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     Ownership of the new securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

     The laws of some jurisdictions may require that some types of purchasers of new securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in new securities represented by a global security to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in securities represented by a global security to pledge or transfer the interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.

     So long as DTC or its nominee is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of new securities under the indenture or the global security.

     We understand that under existing industry practice, in the event that we request any action of holders of new securities, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of such global security, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the new securities.

     Payments with respect to the principal of, and premium, if any, and interest on, any new securities represented by a global security registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security representing the new securities under the indenture. Under the terms of the indenture, we may treat, and the trustee may treat, the persons in whose names the new securities, including the global securities, are registered as the owners of the new securities for the purpose of receiving payment on the new securities and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in the global security, including principal, premium, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in the global securities will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the securities, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of the sale of an interest in a global security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

ISSUANCE OF CERTIFICATED SECURITIES

     If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the new securities or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of new securities in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to any series of new securities, then, upon surrender by DTC of the global securities, certificated securities will be issued to each person that DTC identifies as the beneficial owner of the new securities represented by the global securities. Upon any such issuance, the trustee is required to register the certificated securities in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

     Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related new securities and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the new securities to be issued.

PROPOSED EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

     The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of conditions being met, it is proposed that member states of the European Union will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a paying agent resident within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states (including possibly Luxembourg) to opt instead for a withholding system for a transitional period in relation to such payments. This directive, if adopted, may be conditioned on the adoption of equivalent measures in non-European Union countries with significant financial centers (such as the United States) and in dependent or associated territories of certain member states. Pending agreement on the precise text of the directive, it is difficult to say what effect, if any, the adoption of the directive would have on the new securities or payments in respect thereof. Additional amounts, as described below, will not, in any event, be payable by us as a result of such directive.

PAYMENT OF ADDITIONAL AMOUNTS

     We will pay to the holder of any of the new securities who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such new securities, after deduction or withholding by us or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such new securities to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such additional amounts shall not apply to:

     (a) any tax, assessment or other governmental charge which would not have been so imposed but for:

        - the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having had a permanent establishment therein, or

        - such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

     (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such new securities for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

     (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

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

     (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any of the new securities;

     (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of the new securities who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of Kellogg entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

     (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with:

        - certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the new securities, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge, including backup withholding, or

        - any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

     (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any of the new securities, if such payment can be made without such withholding by at least one other paying agent;

     (h) any tax, assessment or other governmental charge that is required to be made pursuant to any European Union directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such directive (see "-- Proposed EU Directive on the Taxation of Savings Income" above); or

     (i) any combination of items (a) through (h), inclusive;

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the new securities to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the new securities would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the new securities. The new securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "-- Payment of Additional Amounts" and under the heading "-- Redemption for Tax Reasons," Kellogg shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     As used under this heading "-- Payment of Additional Amounts" and under the headings "-- Redemption for Tax Reasons" and "United States Federal Income Tax Consequences" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" and "non-United States person" have the same meanings as the terms U.S. holder and Non-U.S. holder, respectively, as set forth in "United States Federal Income Tax Consequences" below.

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

REDEMPTION FOR TAX REASONS

     If, as a result of:

     - any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, which becomes effective after the date of the issuance of the outstanding securities or which proposal is made after such date,

     - any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of the issuance of the outstanding securities or which proposal is made after such date, or

     - any action taken by any taxing authority of the United States which action is taken or becomes generally known after the date of the issuance of the outstanding securities, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to Kellogg, there is, in such case, in the written opinion of independent legal counsel of recognized standing to Kellogg, a material increase in the probability that Kellogg has or may become obligated to pay additional amounts (as described above under "-- Payment of Additional Amounts"), and Kellogg in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it, not including assignment of the new securities, the new securities of any series affected thereby may be redeemed, as a whole but not in part, at Kellogg's option at any time thereafter, upon notice to the trustee and the holders of the new securities affected thereby in accordance with the provisions of the indenture at a redemption price equal to 100% of the principal amount of the new securities to be redeemed together with accrued interest thereon to the date fixed for redemption.

CERTAIN COVENANTS OF THE COMPANY

LIMITATIONS ON LIENS

     Under the indenture, if we or any of our Restricted Subsidiaries (as defined below) incur debt that is secured by a Principal Property or stock or debt of a Restricted Subsidiary, we must secure the new securities at least equally and ratably with the secured debt.

     The foregoing restriction shall not apply to:

     - mortgages on property, shares of stock or indebtedness (herein referred to as "Property") of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

     - mortgages existing at the time of an acquisition;

     - purchase money and construction mortgages which are entered into or for which commitments are received within a certain time period;

     - mortgages in our favor or in favor of a Restricted Subsidiary;

     - mortgages on property owned or leased by us or a Restricted Subsidiary in favor of a governmental entity or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including mortgages to secure Debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;

     - mortgages existing at the date of the indenture;

     - certain landlords' liens;

     - mortgages to secure partial, progress, advance or other payments or any Debt incurred for the purpose of financing all or part of the purchase price or cost of construction, development or substantial repair, alteration or improvement of the property subject to such mortgage if the commitment for such financing is obtained within one year after completion of or the placing into operation of such constructed, developed, repaired, altered or improved property;

     - mortgages arising in connection with contracts with or made at the request of governmental entities;

     - mechanics' and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

     - mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

     - mortgages for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;

     - mortgages (including judgment liens) arising from legal proceedings being contested in good faith; or

     - any extension, renewal or replacement of these categories of mortgages.

     However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Property would not exceed 10% of our total assets, this requirement does not apply. (Section 3.6)

SALE AND LEASEBACK

     We will not enter, nor will we permit any Restricted Subsidiary to enter, into a sale and leaseback transaction of any Principal Property (except for temporary leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) unless: (a) we or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the new securities (provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the preceding paragraph), or (b) an amount in cash equal to such Attributable Debt is applied to the non-mandatory retirement of our long-term non-subordinated Debt or long-term Debt of a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 3.7)

     The term "Subsidiary" is defined to mean any corporation which is consolidated in our accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation is at the time owned or controlled solely by us or in conjunction with or by one or more Subsidiaries. The term "Restricted Subsidiary" is defined to mean any Subsidiary:

     - substantially all of the property of which is located within the continental United States,

     - which owns a Principal Property, and

     - in which our investment exceeds 1% of our consolidated assets as shown on our latest quarterly financial statements.

However, the term "Restricted Subsidiary" does not include any Subsidiary which is principally engaged in certain types of leasing and financing activities. The term "Principal Property" is defined to mean any manufacturing plant or facility which is located within the continental United States and is owned by us or any Restricted Subsidiary. Our board of directors (or any duly authorized committee of the board of directors) by resolution may create an exception by declaring that a plant or facility, together with all other plants and facilities previously so declared, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety. (Section 1.1)

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

     There are no covenants or other provisions which would offer protection to securityholders in the event of a highly leveraged transaction, rating downgrade or similar occurrence.

EVENTS OF DEFAULT

     An Event of Default with respect to any series of securities is defined as being:

     - default for 30 days in payment of interest on any security of that series;

     - default in payment of principal (or premium, if any) on any security of that series as and when the same becomes due either upon maturity, by declaration or otherwise;

     - default by us in the performance of any of the other covenants or agreements in the indenture relating to the securities of that series which shall not have been remedied within a period of 90 days after notice by the trustee or holders of at least 25% in aggregate principal amount of the securities of that series then outstanding; and

     - certain events of bankruptcy, insolvency or reorganization of Kellogg. (Section 5.1)

The indenture provides that the trustee shall, with certain exceptions, notify the holders of the new securities of Events of Default known to it and affecting that series within 90 days after the occurrence of the Event of Default. (Section 5.11)

     The indenture provides that if an Event of Default with respect to any series of new securities shall have occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the securities of the relevant series then outstanding may declare the principal amount of all of the securities of that series to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past uncured defaults may be waived by the holders of a majority in principal amount of the securities of that series then outstanding. (Sections
5.1 and 5.10)

     Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee shall be under no obligation to exercise any of the rights or powers in the indenture at the request or direction of any of the holders of the new securities, unless the holders shall have offered to the trustee reasonable security or indemnity. (Sections 6.1 and 6.2) Subject to the provisions for security or indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the outstanding securities of any series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the securities of that series. (Section 5.9) The indenture requires the annual filing by us with the trustee of a certificate as to compliance with certain covenants contained in the indenture. (Section 4.3)

     No holder of any security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given the trustee written notice of an Event of Default with respect to the securities and also the holders of at least 25% in aggregate principal amount of the outstanding securities of the relevant series shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any security to receive payment of the principal of (and premium, if any) and any interest on such security on or after the due dates expressed in such security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder. (Sections 5.6 and 5.7)

MERGER, CONSOLIDATION OR SALE OF ASSETS

     If, as a result of any consolidation or merger of Kellogg or any Restricted Subsidiary with or into any other corporation, or upon any sale, conveyance or lease of substantially all the properties of Kellogg or any Restricted Subsidiary, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary becomes subject to a mortgage, pledge, security interest or other lien or encumbrance, we will effectively provide that the new securities shall be secured equally and ratably by a direct lien on such Principal Property, shares of stock or indebtedness. The lien should be prior to all liens other than any liens already existing on the Principal Property, so long as the Principal Property, shares of stock or indebtedness are subject to the mortgage, security interest, pledge, lien or encumbrance. (Section 9.2)

SATISFACTION AND DISCHARGE OF INDENTURE

     The indenture, except for certain specified surviving obligations, will be discharged and canceled with respect to the securities of any series upon the satisfaction of certain conditions, including the payment of all the securities of the applicable series or the deposit with the trustee of cash or appropriate government obligations or a combination of the two sufficient for the payment or redemption in accordance with the indenture and the terms of the applicable series of securities. (Section 10.1)

MODIFICATION OF THE INDENTURE

     The indenture contains provisions permitting us and the trustee to execute certain supplemental indentures adding, changing or eliminating any provisions to the indenture or any supplemental indenture with respect to the securities of any series or modifying in any manner the rights of the holders of the new securities of any series. However, no supplemental indenture may, among other things, (a) extend the final maturity of any new security, or reduce the rate or extend the time of payment of any interest on the new security, or reduce the principal amount of any new security, premium on any new security, or reduce any amount payable upon any redemption of any new security, without the consent of the holder of each new security so affected, or (b) reduce the percentage of new securities of any series that is required to approve a supplemental indenture, without the consent of the holders of each security so affected. (Section 8.2)

NOTICES

     Notices to holders of the new securities will be published in authorized daily newspapers in the City of New York, in London, and, so long as the securities are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in the City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

GOVERNING LAW

     The indenture provides that it and the new securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

     We maintain customary banking relationships with affiliates of BNY Midwest Trust Company, the trustee under the indenture, and its affiliates.

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

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences of ownership of the new securities. This discussion is a general summary only and does not address all tax aspects of ownership of the new securities that may be relevant to a prospective investor's particular circumstances. This discussion deals only with new securities held as capital assets and does not deal with the consequences to special classes of holders of the new securities, such as dealers in securities or currencies, life insurance companies, tax exempt entities, financial institutions, persons with a functional currency other than the U.S. dollar, U.S. expatriates or investors in pass-through entities such as partnerships. It does not deal with the effects of any arrangement entered into by a holder of the new securities that partially or completely hedges the new securities, or otherwise holds the new securities as part of a synthetic security or other integrated investment. In general, this discussion assumes that a holder acquires new securities at original issue. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and the related regulations, rulings, and judicial decisions as of the date of this prospectus, any of which may be repealed or modified in a manner resulting in federal income tax consequences that differ from those described below. This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

     HOLDERS OF THE SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING U.S. FEDERAL INCOME TAX CONSEQUENCES RESULTING FROM THEIR PARTICULAR SITUATIONS, AND STATE, LOCAL, FRANCHISE, GIFT AND ESTATE TAX CONSEQUENCES, OR OTHER CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. HOLDERS

     The following discussion addresses the U.S. federal income tax consequences to a U.S. holder of a new security. For purposes of this discussion, a "U.S. holder" is a security holder that is (1) a citizen or resident of the United States for United States federal income tax purposes, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test prescribed under the Code, (2) a corporation, partnership, or other entity organized under the laws of the United States or any political subdivision of the United States, (3) an estate taxed by the United States without regard to its source of income or (4) a trust if the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (a) a court within the United States can exercise primary supervision over its administration and (b) one or more United States persons have authority to control all of its substantial decisions.

EXCHANGE OFFER IN CONNECTION WITH REGISTRATION OF THE NEW SECURITIES

     We have obtained an opinion from Kirkland & Ellis that the exchange of the outstanding securities for the new securities, which have substantially identical terms, in connection with the registration of the new securities will not be a taxable event for federal income tax purposes. Consequently, no gain or loss will be recognized by U.S. holders and non-U.S. holders of the outstanding securities upon receipt of the new securities and ownership of the new securities will be considered a continuation of ownership of the outstanding securities. For purposes of determining gain or loss upon the subsequent sale or exchange of the new securities, a holder will have the same tax basis and holding period in the new securities that the holder had in the outstanding securities. The U.S. federal income tax consequences of holding and disposing of the new securities will be the same as those of holding and disposing of the outstanding securities.

INTEREST AND ORIGINAL ISSUE DISCOUNT

     Payments of stated interest on a new security will be taxable as ordinary interest income at the time it is received or accrued, depending upon the method of accounting applicable to the holder of the new security.

     With respect to original issue discount ("OID"), we intend to take the position (which generally will be binding on holders) that the new securities are not issued with OID. Accordingly, the U.S. holders will include stated interest in gross income in accordance with their methods of accounting for tax purposes. This position is based in part upon our conclusion that, as of the date of this prospectus, the likelihood of paying additional amounts as described under "Description of the New Securities" should be "remote" within the meaning of applicable Treasury regulations. We intend to treat any such payments as additional interest payable on the new securities which should be taxable to U.S. holders at the time it accrues or is received in accordance with such holder's regular method of accounting. The Internal Revenue Service may or may not agree with this conclusion.

ADDITIONAL INTEREST

     The interest rate on the new securities may be increased if the new securities are not registered with the SEC within the prescribed time period or if we do not commence the exchange offer within the prescribed time period. We believe that the possibility that any additional interest will be paid is "remote and incidental" under applicable Treasury Regulations and, therefore, that any additional interest will be taxable to U.S. holders at the time that it accrues or is received in accordance with each U.S. holder's method of accounting. The Internal Revenue Service may take a different position, which could affect the time when the additional interest, if any, would be taxable to a U.S. holder.

SALE, EXCHANGE OR RETIREMENT OF THE NEW SECURITIES

     Upon the sale, exchange or retirement of the new securities, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement, less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income, and the U.S. holder's adjusted tax basis in the new securities. A U.S. holder's adjusted tax basis in the new securities generally will be the U.S. holder's cost of the new securities, less any principal payments received by the holder.

     Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of the new securities will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the new securities have been held by the U.S. holder for more than twelve months. In the case of a noncorporate U.S. holder, long-term capital gain is subject to a maximum U.S. Federal tax rate of 20%. The deductibility of capital losses by U.S. holders is subject to certain limitations.

MARKET DISCOUNT

     Any gain or loss on a disposition of a new security would generally be a capital gain or loss. However, a subsequent purchaser of a new security who did not acquire the new security at its original issue, and who acquires the new security at a price that is less than the stated redemption price of the new security at its maturity (i.e., the face amount of the new security if it is issued at par), may be required to treat the new security as a "market discount bond." Any recognized gain on a disposition of the new security would then be treated as ordinary income to the extent that it does not exceed the "accrued market discount" on the new security. In general, accrued market discount is that amount that bears the same ratio to the excess of the stated redemption price of the new security over the purchaser's basis in the new security immediately after its acquisition, as the number of days the purchaser holds the new security bears to the number of days after the date the purchaser acquired the new security up to and including the date of its maturity. In addition, there are rules deferring the deduction of all or part of the interest expense on indebtedness incurred or continued to purchase or carry the new securities and permitting a purchaser to elect to include accrued market discount in income on a current basis.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A U.S. holder of a new security may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including payments of interest and, under certain circumstances, principal payments on the new security. These backup withholding rules apply if the U.S. holder, among other things, (1) fails to furnish us with his or its social security number or other taxpayer identification number ("TIN"), certified under penalties of perjury, within a reasonable time after the request therefor, (2) furnishes an incorrect TIN, (3) fails to properly report the receipt of interest, or (4) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is creditable against the U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Backup withholding will not apply, however, with respect to payments made to certain holders (including corporations and tax-exempt organizations), provided their exemptions from backup withholding are properly established. A U.S. holder who does not provide us with its correct TIN also may be subject to penalties imposed by the Internal Revenue Service.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. holder and certain U.S. federal estate tax consequences of a nonresident alien individual (for U.S. federal estate tax purposes). As used herein, a "Non-U.S. holder" is any holder other than a U.S. holder.

     Under present United States federal income and estate tax law, assuming certain certification requirements are satisfied (which include identification of the beneficial owner of the instrument), and subject to the discussion of backup withholding below:

          1. payments of interest on the new securities to any Non-U.S. holder will not be subject to United States federal income or withholding tax, provided that (a)(i) the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the Non-U.S. holder is not (A) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (B) a controlled foreign corporation that is related to us through stock ownership and (iii) those interest payments are not effectively connected with the conduct of a United States trade or business of the Non-U.S. holder (the "Portfolio Interest Exemption") or (b) the Non-U.S. holder is entitled to the benefits of an income tax treaty under which interest on the new securities is exempt from U.S. federal withholding tax and provides a properly executed IRS Form W-8BEN claiming the exemption (a "Treaty Exemption");

          2. a holder of the new securities who is a Non-U.S. holder will not be subject to the United States federal income tax on gain realized on the sale, exchange or other disposition of the new securities, unless (a) that holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the holder; and

          3. if interest on the new securities is exempt from withholding of United States federal income tax under the Portfolio Interest Exemption (without regard to the certification requirement), the new securities will not be included in the estate of a deceased Non-U.S. holder for United States federal estate tax purposes.

     The certification referred to above may be made on an Internal Revenue Service Form W-8BEN or a substantially similar substitute form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, where required, report to the holders of the new securities and the Internal Revenue Service the amount of any interest paid on the new securities in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. A noncorporate U.S. holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on the new securities, or on proceeds of the disposition of the new securities before maturity, unless that U.S. holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

     The United States Treasury Department recently adopted final regulations governing federal withholding taxes, information reporting and backup withholding rules ("Final Regulations") which are generally effective for payments after December 31, 2000.

     Under the Final Regulations, backup withholding and information reporting will not apply to payments made by us or any agent of ours (in its capacity as such) to a Non-U.S. holder of new securities if such Non-U.S. holder has provided the required certification that it is not a U.S. person on the form W-8BEN or has otherwise established an exemption (provided that neither we nor our agent have actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

     Payments of the proceeds from the sale of new securities to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except if the broker is (1) a U.S. person, (2) a "controlled foreign corporation," (3) a foreign person 50% of more of whose gross income for certain periods is effectively connected with a United States trade or business or (4) a foreign partnership, if at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, unless the Non-U.S. holder establishes an exception as specified in the Final Regulations regarding backup withholding and information reporting, as applicable.

     Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the Non-U.S. holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     The Final Regulations unify current certification procedures and forms and clarify reliance standards. Except as noted above with respect to foreign brokers that are partnerships, the Final Regulations do not significantly alter the substantive withholding and information reporting requirements but do alter the procedures for claiming the benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of new securities. Non-U.S. holders should consult their own tax advisors regarding the effect, if any, of the Final Regulations on their particular situation.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY, AND DOES NOT CONSTITUTE TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING, OR DISPOSING OF THE NEW SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS, AS WELL AS ANY POSSIBLE CHANGES IN THE TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for outstanding securities where such securities were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business on the 180th day after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale provided a broker-dealer has notified us either in the letter of transmittal or otherwise within 20 days after consummation of the exchange offer that it holds new securities as a result of market-making or other trading activities.

     We will not receive any proceeds from any sale of new securities by brokers-dealers. New securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Prior to the exchange offer, there has not been any public market for the outstanding securities. The outstanding securities have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for new securities by holders who are entitled to participate in this exchange offer. The holders of outstanding securities, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding securities. The new securities will constitute a new issue of securities with no established trading market. We do not intend to list the new securities on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the new securities or as to the liquidity of the trading market for the new securities. If a trading market does not develop or is not maintained, holders of the new securities may experience difficulty in reselling the new securities or may be unable to sell them at all. If a market for the new securities develops, any such market may be discontinued at any time.

                         VALIDITY OF THE NEW SECURITIES

     The validity of the new securities and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis, a partnership that includes professional corporations, Chicago, Illinois.

                                    EXPERTS

     The financial statements of Kellogg incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Keebler incorporated in this prospectus by reference to the Current Report on Form 8-K filed on April 2, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Kellogg is required to file reports and other information with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934, as amended.

     Kellogg's filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of Kellogg's filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Kellogg. The common stock of Kellogg is traded on the New York Stock Exchange, through which information regarding Kellogg also is available.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed with the SEC, are incorporated in this prospectus and specifically made a part of this prospectus:

     (1) Kellogg's Annual Report on Form 10-K for the year ended December 31, 2000,

     (2) Kellogg's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and

     (3) Kellogg's Current Report on Form 8-K filed on April 2, 2001, as amended by the Current Report on Form 8-K/A filed on May 15, 2001.

     In addition, all documents filed with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act by Kellogg subsequent to the date of this prospectus and prior to the termination of the exchange offer shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

     This prospectus incorporates by reference documents that are not presented in this prospectus or delivered with this prospectus. Copies of such documents, other than exhibits to such documents that are not specifically incorporated by reference in this prospectus, are available without charge to any person to whom this prospectus is delivered, upon written or oral request to: Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49016, telephone (616) 961-2000.

     In addition, such documents and this prospectus will be available free of charge at the office of Kredietbank S.A. Luxembourgeoise, S.A.

                              GENERAL INFORMATION

     Application has been made to list the new securities on the Luxembourg Stock Exchange. In connection with the listing application and if the application is to be approved, the Certificate of Incorporation and the By-Laws of Kellogg and a legal notice relating to the issuance of the securities will be deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus, the indenture and Kellogg's Annual Report on Form 10-K for the year ended December 31, 2000, as well as all Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed by Kellogg since December 31, 2000, so long as any of the new securities are outstanding, will be made available for inspection at the main office of Kredietbank S.A. Luxembourgeoise, S.A., which will act as intermediary between the Luxembourg Stock Exchange and Kellogg and the holders of the new securities. Kellogg will publish annual audited consolidated financial statements and unaudited quarterly financial statements for each of the first three fiscal quarters of each year. Copies of this prospectus, Annual Reports, Quarterly Reports, Current Reports and published annual and quarterly financial statements, if any, of Kellogg may be obtained free of charge at such office.

     Except as may be disclosed herein (including the documents incorporated by reference), there has been no material adverse change in the financial or trading position of Kellogg since December 31, 2000.

     Except as may be disclosed in the documents incorporated by reference, Kellogg is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on Kellogg's consolidated financial position.

     Resolutions relating to the issuance and sale of the new securities were adopted by the Board of Directors of Kellogg on October 24, 2000 and February 16, 2001.

     The issued and outstanding capital stock of Kellogg consists of 405,888,504 shares of common stock (as of April 30, 2001), all of which are fully paid.

     The securities, the indenture and the purchase agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

     The new securities have been accepted for clearance through Euroclear and Clearstream and have been assigned the following codes:

                                                                         COMMON
                                            CUSIP           ISIN          CODE
                                         -----------    ------------    --------
Notes due 2003..............             487836 AQ 1    US487836AQ17    013039496
Notes due 2006..............             487836 AR 9    US487836AR99    013039526
Notes due 2011..............             487836 AS 7    US487836AS72    013039607
Debentures..................             487836 AT 5    US487836AT55    013039666

                              PRINCIPAL OFFICE OF

                                KELLOGG COMPANY

                               One Kellogg Square
                                 P.O. Box 3599
                       Battle Creek, Michigan 49016-3599

                             TRUSTEE AND REGISTRAR

                           BNY Midwest Trust Company
                       2 North LaSalle Street, Suite 1020
                            Chicago, Illinois 60602
                                     U.S.A.

                                 EXCHANGE AGENT

                           BNY Midwest Trust Company
                            c/o The Bank of New York
                               101 Barclay Street
                            New York, New York 10286
                                     U.S.A.

     LISTING AGENT AND LUXEMBOURG PAYING, TRANSFER AGENT AND EXCHANGE AGENT

                     Kredietbank S.A. Luxembourgeoise, S.A.
                           43, Boulevard Royal L-2955
                       Luxembourg R.C. Luxembourg B 6395

                                 LEGAL ADVISORS

                               To Kellogg Company
                             Deputy General Counsel
                                Kellogg Company
                               One Kellogg Square
                                 P.O. Box 3599
                          Battle Creek, MI 49016-3599
                                     U.S.A.
                                Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                                     U.S.A.

                                    AUDITORS

                           PricewaterhouseCoopers LLP
                          67 West Michigan, Suite 600
                          Battle Creek, Michigan 49017
                                     U.S.A.

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                                 $4,600,000,000

                             [KELLOGG COMPANY LOGO]

                               EXCHANGE OFFER FOR

                      $1,000,000,000 5.50% NOTES DUE 2003
                      $1,000,000,000 6.00% NOTES DUE 2006
                      $1,500,000,000 6.60% NOTES DUE 2011
                    $1,100,000,000 7.45% DEBENTURES DUE 2031

                                  ------------
                                   PROSPECTUS
                                  May 31, 2001
                                  ------------

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